EXHIBIT 99.1

NEWS RELEASE

New Member Elected to GB&T Bancshares Board

GAINESVILLE, Ga., March 24, 2005 (PRIMEZONE) — John E. Mansour, a Gwinnett County business leader and chairman of the Board of First National Bank of Gwinnett County, has been elected to the Board of Directors of GB&T Bancshares, Inc. (Nasdaq:GBTB). His election follows First National Bank of Gwinnett’s merger with GB&T Bancshares earlier this month.

Richard A. Hunt, President and CEO of GB&T Bancshares, announced the election of Mansour to the company’s board. “We are delighted that John Mansour is joining our Board. His strong background in sales administration and management, and his knowledge of the Gwinnett County community, will certainly be advantageous to our company.”

Mansour is the President of Berkeley Enterprises, Inc., a real estate investment company, and is as an investor or partner in several other business ventures. A registered pharmacist with a degree from the University of Georgia, he worked in medical sales, managed health care facilities and eventually owned and later sold a health care company. He has been involved in youth sports organizations with schools in Duluth and with Greater Atlanta Christian School, and served as a member of the board of Make-A-Wish Foundation of Greater Atlanta and North Georgia.

About GB&T Bancshares, Inc.

Based in Gainesville, Georgia, GB&T Bancshares, Inc. is a multi-bank holding company operating six community banks: Gainesville Bank & Trust, United Bank & Trust, Community Trust Bank, HomeTown Bank of Villa Rica, First National Bank of the South, and First National Bank of Gwinnett. In addition, the Company owns a consumer finance company, Community Loan Company, with eight offices located in Northern Georgia. Following the recent merger with First National Bank of Gwinett, GB&T’s total assets are approximately $1.4 billion, with 26 branches located in high-growth Georgia markets. GB&T Bancshares’ common stock is listed on the Nasdaq National Market under the symbol “GBTB.” Visit the Company’s website www.gbt.com for additional information about GB&T.

CONTACTS:

Gregory L. Hamby

EVP and CFO

ghamby@gbt.com

(678) 450-3369

W. Michael Banks

Senior Vice President

mbanks@gbt.com

(678) 450-3480